AMENDMENT TO MANAGEMENT MEMBERS AGREEMENT

CONCERNING

NALCO LLC and WILLIAM J. ROE

September 28, 2007

This Amendment to Management Members Agreement (the “Amendment”) is made between Nalco LLC (the “Company” or “Nalco”) and William J. Roe (“Mr. Roe”).

Whereas, Nalco LLC and Mr. Roe entered into a Management Members Agreement dated on or about June 30, 2004 (the “Management Members Agreement”).

Whereas the parties wish to amend the Management Members Agreement.

Whereas terms not otherwise defined herein shall have the meanings indicated in the Management Members Agreement.

Therefore the parties agree as follows:

1.
“Applicable Percentage” shall be modified to reflect as follows:  (a) that for purposes of the 20% tranche of B Units scheduled to vest on December 31,  2007, Mr. Roe will vest at 100% of these 2007 B Units at December 31, 2007 and (b) that for purposes of the 20% tranche of B Units scheduled to vest on December 31, 2008, Mr. Roe will vest at 100% of these 2008 B Units at December 31, 2008. In all other respects the Management Members Agreement shall remain unchanged.

2.
Mr. Roe and Mr. Roe’s successors, assigns, heirs, and agents, and each and all of them, hereby unconditionally and forever release, acquit, and discharge the Company, its subsidiaries and affiliates, and each of their respective officers, directors, stockholders, employees, agents, and attorneys from any and all claims, demands, liabilities, and causes of action of every kind, nature and description whatsoever whether known or unknown, or suspected to exist, which Mr. Roe ever had or may now have up to the date of signing this Agreement, against the Company, or any of them, including, any claim arising out of or relating to any federal, state, local or other government statute, regulation or ordinance of any country, including but not limited to the following US laws, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et. seq. as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act.  It is the intention of Mr. Roe that in executing this Agreement Mr. Roe is providing a General Release and that it shall be an effective bar to each and every claim, demand and cause of action, either known or unknown, for all acts, or omissions of Nalco occurring prior to and up to the date this Agreement is executed.  Also waived are any rights to attorneys’ fees, compensation or other recovery as the result of any legal action brought by Mr. Roe or on Mr. Roe’s behalf by any other party, based on any right Mr. Roe has released and waived under this Agreement.  Excepted from this release are claims challenging the validity of this Agreement under the Age Discrimination in Employment Act.  Mr. Roe’s release under the Age Discrimination in Employment Act does not apply to any claims that arise or may arise based on events that take place after the date Mr. Roe signs this Agreement.  Also not released are any claims Mr. Roe may have for a) Worker’s Compensation benefits, b) accrued wages, accrued but unused vacation pay, and accrued commissions, if any, up to the date of termination, c) any vested pension benefits, or d) any right to unemployment benefits.  Mr. Roe agrees never to institute any lawsuit, complaint, proceeding, grievance or action of any kind (at law, in equity or otherwise) in any state or federal court, or in any other public or private tribunal, against Nalco on any grounds, for any occurrence from the beginning of time to the effective date of this Agreement.  The only exception to this covenant not to sue is a claim that challenges the validity of this Agreement and alleges age discrimination.  If Mr. Roe sues Nalco in violation of this Agreement, then Mr. Roe shall be liable for Nalco’s actual attorneys’ fees and other litigation costs incurred in defending such matter.

NALCO LLC

By:	/s/ Stephen N. Landsman	/s/ William J. Roe
Title:	Vice President	William J. Roe